EXHIBIT 99.1

Anne Spitza	Ken Rizvi
Media Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

Fran Barton Joins the ON Semiconductor Board of Directors

PHOENIX, Ariz. – Feb. 15, 2008 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced the election of Fran Barton to its Board of Directors. Mr. Barton was elected to this position by ON Semiconductor’s Board of Directors. The Board also elected Mr. Barton to its Audit Committee.

Mr. Barton is currently the chief financial officer (CFO) at UTStarcom, Inc., where he has been instrumental in overseeing UTStarcom’s improvements to cost structure, balance sheet and cash-flow. Prior to joining UTStarcom in September 2005, Mr. Barton was the CFO at Atmel Corporation, where he was responsible for the semiconductor company’s finance and administration. Mr. Barton was the senior vice president and CFO at Advanced Micro Devices, Inc. from 1998 to 2001. From 1996 to 1998, he was vice president and CFO at Amdahl Corporation. Mr. Barton worked at Digital Equipment Corporation in Maynard, Mass., from 1974 to 1996—beginning as a financial analyst and moving his way up through various financial roles to vice president and CFO of the company’s personal computer division. A U.S. Army Special Forces veteran, Barton is a graduate of Worcester Polytechnic Institute, where he earned a Bachelor of Science in Chemical Engineering, and holds a MBA with a focus in Finance from Northeastern University.

“Fran is a wonderful addition to our board of directors,” said Keith Jackson, ON Semiconductor president and CEO. “Fran Barton brings a rich legacy of demonstrated leadership and financial expertise and will be a valuable complement to our Board. We are also announcing today that John Marren from TPG is stepping down from our Board of Directors effective as of yesterday. TPG has not had an equity position in the company since May of 2007. John and TPG have been strong contributors to our successes since their initial involvement with ON Semiconductor in 1999. We have appreciated their strong support of the company.”

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the power supply, computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

# # #

Fran Barton Joins the ON Semiconductor Board of Directors

2 – 2 – 2 – 2

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.